EXHIBIT 5.3

                               October 21, 1996

N.U. Pizza Holding Corporation
15414 Cabrito Avenue
Suite A
Van Nuys, CA 91406

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 22, 1996. In connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company's Common Stock, $0.001 par value (exclusive of any securities associated therewith, the "Stock") to be issued by the Company in connection with said registration statement. As your counsel, we have examined the proceedings relating to and action taken by you in connection with the registration statement. Based upon that examination, it is our opinion that the 3,500,000 shares of the Stock that may be issued pursuant to the Registration Statement, when issued and sold in the manner provide in the Registration Statement, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,



/S/ ERIC P. LITTMAN
------------------------
Eric P. Littman

EPL/ic